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                                                                    Exhibit 3.14

                              ARTICLES OF AMENDMENT
           TO THE SECOND AMENDED AND RESTATED DECLARATION OF TRUST OF
                       EQUITY RESIDENTIAL PROPERTIES TRUST


         EQUITY RESIDENTIAL PROPERTIES TRUST, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Second Amended and Restated Declaration of Trust dated as of May 30, 1997 (as amended, the "Declaration of Trust") is hereby amended as follows:

                  Section 5.1 of the Declaration is hereby amended to increase the aggregate number of shares of beneficial interest that the Trust has authority to issue to 1,100,000,000 shares, $0.01 par value per share, and increase the number of common shares of beneficial interest that the Trust has authority to issue to 1,000,000,000 shares, $0.01 par value per share.

         SECOND:

         (a) As of immediately before the foregoing amendment the total number of shares of beneficial interest of all classes which the Trust has authority to issue is 450,000,000 shares, of which 100,000,000 shares are preferred shares (par value $0.01 per share) and 350,000,000 shares are common shares (par value $0.01 per share).

         (b) As amended the total number of shares of beneficial interest of all classes which the Trust has authority to issue is 1,100,000,000 shares, of which 100,000,000 shares are preferred shares (par value $0.01 per share) and 1,000,000,000 shares are common shares (par value $0.01 per share).

         (c) The aggregate par value of all shares having a par value is $4,500,000 before the amendment and $11,000,000 as amended.

         (d) The preferred shares of beneficial interest of the Trust are classified in multiple series of preferred shares, but the designations of each series of preferred shares of the Trust are not changed by this amendment.

         THIRD: The foregoing amendment to the Declaration was declared advisable by the Board of Trustees of the Trust on September 19, 2001, and was approved by the affirmative vote of at least two-thirds of all outstanding shares entitled to vote at the Special Meeting of Shareholders held on December 12, 2001, as required by Section 8-501 of the Corporations and Associations Article of the Annotated Code of Maryland and by the Declaration.

         FOURTH: The undersigned, being duly authorized by a majority of the trustees of the Trust to execute and acknowledge these Articles of Amendment, hereby acknowledges these Articles of Amendment to be the act of the Trust and as to all matters or facts required to be verified under oath, certifies that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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         IN WITNESS WHEREOF, Equity Residential Properties Trust has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on December 12, 2001.



                                         EQUITY RESIDENTIAL PROPERTIES TRUST,
Attest:                                  a Maryland real estate investment trust

/s/Bruce C. Strohm
--------------------------
Bruce C. Strohm, Secretary               By:  /s/Douglas Crocker II
                                              ----------------------------------
                                              Douglas Crocker II
                                              Chief Executive Officer, President
                                              and Trustee